                                                                   EXHIBIT 11.1

             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

                                                                                          COMPUTATION OF
                            COMPUTATION OF PRIMARY      COMPUTATION OF FULLY DILUTED       SUPPLEMENTAL
                                LOSS PER SHARE                 LOSS PER SHARE             LOSS PER SHARE
                          ----------------------------  -------------------------------   --------------
                           SIX MONTHS        YEAR         SIX MONTHS          YEAR             YEAR
                              ENDED          ENDED          ENDED            ENDED            ENDED
                          JUNE 30, 1996  JUNE 30, 1997  JUNE 30, 1996    JUNE 30, 1997    JUNE 30, 1997
                          -------------  -------------  --------------   --------------   --------------
Weighted average number
 of common shares
 outstanding during the
 period.................    10,978,145     12,134,670       10,978,145       12,134,670      12,134,670
Shares anticipated to be
 sold by the Company to
 the public pursuant to
 a public offering......                                                                      4,850,000
Common Stock equivalents
 considered to be
 outstanding for the
 period presented(1)....           --          50,613              --            50,613          50,613
                          ------------   ------------   --------------   --------------    ------------
                            10,978,145     12,185,283       10,978,145       12,185,283      17,035,283
                          ============   ============   ==============   ==============    ============
Net loss allocable to
 common stockholders....  $(11,419,000)  $(10,369,000)  $  (11,419,000)  $  (10,369,000)   $(10,369,000)
                          ============   ============   ==============   ==============
Add back preferred stock
 dividend and accretion
 of discount, interest
 on the senior
 subordinated notes and
 interest on the line of
 credit and term debt,
 net of income taxes....                                                                      9,278,000
Less extraordinary loss
 on the early redemption
 of the senior
 subordinated notes, net
 of income taxes........                                                                     (2,833,000)
                                                                                           ------------
                                                                                           $ (3,924,000)
                                                                                           ============
Primary loss per share..  $      (1.04)  $      (0.85)
                          ============   ============
Fully diluted loss per
 share..................                                $        (1.04)  $        (0.85)
                                                        ==============   ==============
Supplemental loss per
 share (unaudited)......                                                                   $      (0.23)
                                                                                           ============
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(1) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin
    No. 83, the calculation of Common Stock equivalents includes all common and common equivalent shares issued within the twelve months preceding the initial filing date of the Company's Registration Statement as if they were outstanding for all periods presented, using the treasury stock method and an assumed initial public offering price, regardless of their anti-dilutive impact.